Exhibit 10.15

Pursuant to Item 601(b)(10)(iv) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, certain portions of this exhibit have been omitted because it is both not material and the type of information that the company treats as private or confidential.

EMPLOYEE EMPLOYMENT AGREEMENT

THIS AGREEMENT dated for reference the 23rd day of November, 2022

BETWEEN:

JENNIFER GRETCHEN, resident of Victoria, BC.

(the “Employee”)

AND:

ASEP MEDICAL HOLDINGS INC., a British Columbia company, having its principal office located at 420 – 730 View Street, Victoria, British Columbia, V8W 3Y7

(the “Company”)

(the Employee and the Company are together hereinafter referred to as the “Parties”)

WHEREAS:

A. The Company is incorporated under the laws of British Columbia and carries on the business of a publicly traded bioscience company (the “Business”); and

B. The Company wishes to employ the Employee as its Executive Assistant (“EA”) on the terms and conditions set forth in this Employment Agreement (this “Agreement”);

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the promises and mutual covenants herein, THE PARTIES HEREBY COVENANT AND AGREE as follows:

1.	EMPLOYMENT

1.1	Position

The Company agrees to employ the Employee, and the Employee agrees to serve the Company, as EA of the Company and in such other additional position with the Company or its subsidiaries as the Company may reasonably assign to the Employee and which position the Employee agrees to assume, acting reasonably.

1.2	Responsibilities and Duties

(a)	The Employee shall perform such duties and responsibilities as set out in Schedule “A” to this Agreement. In addition to the duties and responsibilities set out in Schedule “A”, the Employee agrees to perform such other duties and responsibilities that are normally performed by an EA of a company and comply with such instructions that are reasonably assigned or communicated to her by the Board of Directors (the “Board”).

(b)	The Employee shall at all times conduct herself in accordance with all laws that apply to his employment and to the affairs of the Company.

(c)	The Employee shall comply with all written policies that apply to the Company’s senior staff that may be issued by the Company from time to time. It is agreed that the introduction and administration of such policies are within the sole discretion of the Company. If the Company introduces, amends or deletes such policies, such introduction, deletion or amendment shall not constitute a breach of this Agreement. If there is a direct conflict between this Agreement and any such policy, this Agreement shall prevail to the extent of the inconsistency.

1.3	Term of Employment

(a)	The employment of the Employee is effective on November 23, 2022 (the “Start Date”) and shall continue in full force and effect (the “Term”) unless it is terminated earlier pursuant to the termination provisions set out below in Section 5 of this Agreement.

(b)	The Employee shall work 20 hours per week, on an as needed basis, both during and outside of normal business hours.

1.4	Reporting

The Employee shall report to the Board.

1.5	Standards of Conduct

At all times during his employment with the Company, the Employee shall adhere to all written rules and written regulations respecting standards of conduct and conflict of interest which now are or may be established by the Company and all laws that apply to the Employee’s employment.

2.	COMPENSATION

2.1	Base Salary

(a)	The Company will pay to the Employee an annual base salary of CAD $60,000 (“Base Salary”) which will be payable on a semi-monthly basis, subject to all required deductions.

2.2	Bonus

(a)	The Employee shall have the opportunity to earn a bonus upon meeting or exceeding the Company’s achievement of financial and operating targets (the “Bonus”). The amount of the Bonus and specific targets for the Bonus will be determined by the Board in its discretion, acting reasonably.

2.3	Equity

(a)	On the date of execution of this Agreement, the Company will grant to the Employee 50,000 options to purchase common shares of the Company (the “Stock Options”) exercisable at a price of $0.30 per share. The Stock Options shall fully vest on the date of execution of this Agreement. The Company may make future grants of stock options to the Employee at its discretion.

(b)	The Stock Options will be issued subject to all applicable securities laws, including the policies of the Canadian Securities Exchange (“CSE”).

2.4	Benefits

(a)	The Employee will participate in the benefit plans that the Company makes available to its senior staff.

(b)	The Company’s obligations with respect to benefits shall not be to act as a self-insurer. The Company shall make the benefit plans available to the Employee and, where applicable, shall pay premiums to an insurance carrier of its choice. All decisions regarding eligibility and coverage shall be made by the insurance carrier; the Company shall not bear any responsibility or liability in connection with the benefit plans during the employment of the Employee or thereafter.

2.5	Business Expenses

(a)	The Company shall reimburse the Employee for all traveling and other out-of-pocket expenses actually and properly incurred by the Employee in the course of carrying out his duties and responsibilities under this Agreement.

(b)	When seeking reimbursement of expenses, Employee agrees to provide to the Company an itemized expense report, together with original receipts, showing all monies expended hereunder, and such other expense information as the Company may reasonably require.

2.6	Vacation

The Company will provide the Employee with four (4) weeks’ paid vacation per calendar year in accordance with the written vacation policy of the Company from time to time applicable to the Company’s senior management.

3.	STATUTORY DEDUCTIONS

The Employee acknowledges that the compensation, benefits, payments and advances provided for in this Agreement may be subject to Federal and Provincial income and withholding taxes as well as other applicable taxes, fees, and deductions.

4.	EMPLOYEE’S OBLIGATIONS

1.1	Confidentiality

(a)	The Employee acknowledges that, by reason of this Agreement, the Employee will have access to Confidential Information, as hereinafter defined, of the Company, that the Company has spent time, effort and money to develop and acquire.

(b)	The term “Confidential Information” as used in this Agreement means information, whether or not originated by the Employee, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(i)	information relating to strategies, research, communications, business plans, and financial data of the Company and any information of the Company which is not readily publicly available;

(ii)	work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith;

(iii)	any intellectual property contributed to the Company, and any other technical and business information of the Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character;

(iv)	internal Company personnel and financial information, employee personal information, employee compensation, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company’s business; and

(v)	all information that becomes known to the Employee as a result of this Agreement that the Employee, acting reasonably, believes is confidential information or that the Company takes measures to protect;

(c)	Confidential Information does not include any of the following:

(i)	the general skills and experience gained by the Employee during the Term of this Agreement that the Employee could reasonably have been expected to acquire in similar retainers or engagements with other companies,

(ii)	information publicly known without breach of this Agreement or similar agreements, or

(iii)	information, the disclosure of which by the Employee is required to be made by any law, regulation or governmental authority or legal process of discovery (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent reasonably possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

(d)	The Employee acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company. The Employee agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Employee or disclosed to the Employee as a result of or in connection with this Agreement. The Employee agrees that, both during and after the termination of this Agreement, the Employee will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform its duties hereunder or as may be consented to by prior written authorization of the Company.

(e)	The Employee understands that the Company has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Company has agreed to keep confidential. The Employee agrees that all such information shall be Confidential Information for the purposes of this Agreement.

5.	TERMINATION

5.1	Termination by the Employee

The Employee may terminate this Agreement and his employment with the Company prior to the end of the Term by giving the Company at least four (4) weeks of written notice. The Company may waive all or part of this notice period by paying to the Employee only her Base Salary for the waived period of notice.

5.2	Termination by the Company

(a)	The employment of the Employee may be terminated by the Company at any time prior to the end of the Term, without notice or any payment in lieu thereof, for Cause. For the purposes of this Agreement, “Cause” means:

(i)	willfully disregarding or willfully disobeying any reasonable direction of the Board;
(ii)	committing any willful or intentional act of dishonesty, including, but not limited to, fraud, or falsification of an employment record; or
(iii)	being found guilty of, or entering a plea of guilty or no contest to, any felony or any crime involving moral turpitude, dishonesty or theft.

(b)	If the Employee is terminated for Cause, the Employee will not be eligible for any notice or pay in lieu of notice or other compensation. All perquisites, benefits and other compensation will end when the Employee is given notice of termination.

(c)	A failure by the Company to rely upon the provisions of Section 5.2(a) in any given instance or instances shall not constitute acquiescence or be deemed a waiver by the Company of its entitlement to terminate the Employee’s employment for Cause.

6.	GENERAL

6.1	Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and cancels and supersedes any previous oral or written communications, representations, understandings or agreements between the Parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express or implied, between the Parties other than as expressly set forth in this Agreement.

6.2	Severability

If any provisions of this Agreement are determined to be invalid, void or unenforceable, in whole or in part, such invalidity, voidance or unenforceability shall attach only to such provision or part thereof, and the remaining part of such provision and all other provisions thereof shall continue in full force and effect.

6.3	Continuing Obligations

Notwithstanding the termination of this Agreement for any reason whatsoever, the provisions of Articles 4 through 6 hereof and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following such termination.

6.4	Waiver

The waiver by the Employee or by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by the Company or by the Employee.

6.5	Modification of Agreement

Any modification to this Agreement must be in writing and signed by the Parties or it shall have no effect and shall be void.

6.6	Assignment of Rights

The Company has the right to assign this Agreement to another party. The Employee will not assign the Employee’s rights under this Agreement or delegate to others any of the Employee’s functions and duties under this Agreement.

6.7	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the parties hereby attorn to the jurisdiction of the courts of British Columbia (Vancouver registry).

7.	CONTINUING COOPERATION

The Employee agrees that he shall, both during the term of this Agreement and thereafter, fully co-operate with and assist the Company in the resolution of complaints, claims or disputes against the Company, including without limitation civil, criminal or regulatory proceedings.

8.	LEGAL ADVICE

The Employee acknowledges and agrees that he has had the opportunity to seek independent legal advice in relation to the nature, contents, terms and effect of this Agreement.

9.	COUNTERPARTS

This Agreement may be executed in counterparts, and such original executed counterparts together shall constitute one agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement on the day and year first written above.

ASEP MEDICAL HOLDINGS INC.

Per:
Authorized Signatory
Tim Murphy

Jennifer Gretchen

SCHEDULE A

DUTIES AND RESPONSIBILITIES

Overview

The EA shall have such skills and abilities as are considered necessary by the Board and the Executive Management team. The EA both works with, and is accountable to, the Board and Executive Management team.

The Employee’s specific responsibilities as EA for the Company shall include, but not be limited to, any such duties as normally performed by the EA of a CSE listed company, which from time to time may be reasonably necessary, such as the following:

-	Acting as the point of contact among executives, employees, and other external partners
-	Managing information flow in a timely and accurate manner
-	Set up and facilitate meetings
-	Take minutes during meetings
-	Convert and maintain ASEP’s electronic record keeping system. ASEP is currently using Dropbox and is looking to convert to a new more secure system.
-	Document policies and procedures as applicable to the EA’s job duties
-	Other tasks and assignments as requested by the Board and Executive Management team.